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                                                                       Exhibit 8

                        RATIFICATION AND VOTING AGREEMENT


     RATIFICATION AND VOTING AGREEMENT (the "Agreement"), dated as of July __, 1996, among Trefoil Capital Investors II, L.P., a Delaware limited partnership ("Trefoil II"), GE Investment Private Placement Partners II, A Limited Partnership, a Delaware limited partnership (together with Trefoil II, the "Purchasers"), and ____________________ (the "Shareholder").

                                    PREAMBLE

     The Grand Union Company, a Delaware corporation (the "Company"), and the Purchasers have entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of July 30, 1996, which will provide, among other things, for the acquisition by the Purchasers of shares of the Company's Class A Convertible Preferred Stock (the "Preferred Stock"). A copy of the Purchase Agreement has previously been made available to the Shareholder.

     As of the date hereof, the Shareholder is the beneficial owner of and holds sole voting power with respect to __________ shares of Common Stock (the "Subject Shares").

     In order to induce the Purchasers to consummate the transactions contemplated by the Purchase Agreement (the "Transactions") and for other good and valuable consideration, the Shareholder agrees to take reasonable steps to facilitate the Transactions and to vote the Subject Shares as contemplated by this Agreement.

     ACCORDINGLY, the parties hereto agree as follows:

     1. Voting in Favor of Purchase Agreement. The Shareholder agrees to support the Purchase Agreement and the Transactions in any reasonable manner, including by taking any reasonable action requested by the Purchasers. The Shareholder will vote all of the Subject Shares in favor of the Purchase Agreement and the Transactions, and against any agreement or course of action that would prohibit, delay, interfere with or otherwise be inconsistent with the Purchase Agreement or the Transactions, (a) at any annual or special meeting (or any adjournment or postponement thereof) of the shareholders of the Company at which the Purchase Agreement or the Transactions are submitted to a vote or (b) at the request of the Purchasers, by its written consent.

     2. Granting of Irrevocable Proxy. Upon the request of the Purchasers, the Shareholder will deliver to one or more persons an irrevocable proxy (the "Proxy") with respect to all of the Subject Shares, which such Proxy shall be deemed to be coupled with an interest, to vote all of the Subject Shares in favor of the Purchase Agreement and the Transactions at any annual or special meeting of the shareholders of the Company at which the Purchase Agreement or the Transactions are submitted to a vote in the same manner and with the same effect as if the

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Shareholder was personally present at such meeting. Any such Proxy shall expire upon the Expiration Date as defined in Section 6 hereof.

     3. Third Party Offers. Between the date hereof and the Expiration Date, the Shareholder shall not directly or indirectly solicit, initiate or encourage inquiries or proposals, or participate in any negotiations leading to any proposal, concerning any transaction involving the Company that would cause the Company to fail to consummate the Transactions or that would otherwise be inconsistent with, violate or breach the terms of this Agreement or the Purchase Agreement. The Shareholder will promptly advise the Purchasers of any offers or proposals it may receive relating to any such transaction.

     4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to each of the Purchasers as follows:

          4.1. The Shareholder is validly existing and in good standing under the laws of the jurisdiction of its organization.

          4.2. The Shareholder is the sole true and lawful record and beneficial owner of the Subject Shares and has all necessary power and authority to enter into this Agreement and to perform such Shareholder's obligations hereunder.

          4.3. None of the Subject Shares owned by the Shareholder is subject to any voting trust or, except pursuant to this Agreement, other agreement or arrangement with respect to the voting of such Subject Shares.

          4.4. The execution, delivery and performance of this Agreement by the Shareholder and the consummation by it of the transactions contemplated hereby have been approved by all necessary action on the part of the Shareholder.

          4.5. This Agreement is the legal, valid and binding agreement of the Shareholder.

          4.6. The execution, delivery and performance of this Agreement by the Shareholder does not and will not constitute a violation of, conflict with or result in a default under (a) any contract, understanding or arrangement to which the Shareholder is a party or by which such Shareholder is bound, or require the consent of any other person or any party pursuant thereto, or (b) any judgment, decree or order applicable to the Shareholder.

          4.7. The number of Subject Shares set forth in the Preamble hereto are the only Voting Securities of the Company beneficially owned by the Shareholder and the Shareholder owns no options to purchase or rights to subscribe for or otherwise acquire any other Voting Securities of the Company except for certain warrants of the Company issued pursuant to the Warrant Agreement between the Company and American Stock Transfer & Trust Company, dated as of June 15, 1995.

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     5. Representations and Warranties of the Purchasers. Each Purchaser
represents and warrants to the Shareholder as follows:

          5.1. Such Purchaser is validly existing and in good standing under the laws of the jurisdiction of its organization.

          5.2. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby have been approved by all necessary action on the part of such Purchaser.

          5.3. This Agreement constitutes the legal, valid and binding obligation of such Purchaser.

     6. Termination. This Agreement shall terminate on the earlier of (a) the date of the Principal Closing (as defined in the Purchase Agreement) and (b) the tenth (10th) day following termination of the Purchase Agreement in accordance with its terms (the "Expiration Date").

     7. Remedies. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of the provisions of this Agreement and that, in addition to any other remedy available at law, the obligations of the Shareholder shall be specifically enforceable.

     8. Miscellaneous.

          8.1. Assignment. This Agreement shall not be assignable by the parties hereto, except by operation of law and except that any Proxy granted pursuant to the terms of this Agreement may be assigned by the Purchasers to any person affiliated with the Purchasers.

          8.2. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the Purchasers and the Shareholder.

          8.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be given in writing and shall be deemed sufficiently given when delivered by hand or by conformed facsimile transmission, on the second business day after a writing is consigned (freight prepaid) to a commercial overnight courier, and on the fifth business day after a writing is deposited in the mail, postage and other charges prepaid, addressed as follows:

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                           (a)      If to the Purchasers:

                           Trefoil Capital Investors II, L.P.
                           c/o Shamrock Capital Advisors, Inc.
                           4444 Lakeside Drive
                           Burbank, CA  91505
                           Attn: Stanley P. Gold, President
                           Telecopier No.: (818) 845-9718
                           Telephone No.: (818) 845-4444

                           and

                           GE Investment Private Placement Partners
                           II, A Limited Partnership
                           3003 Summer Street
                           Stamford, CT 06905
                           Attn: Michael Pastore
                           Telecopier No.: (303) 326-4177
                           Telephone No.: (303) 326-2300

                           With copies to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           725 South Figueroa Street, Suite 3890
                           Los Angeles, CA  90017-5438
                           Attn: David K. Robbins, Esq.
                           Telecopier No.: (213) 689-1646
                           Telephone No.: (213) 689-5800

                           and

                           Dewey Ballantine
                           1301 Avenue of the Americas
                           New York, NY 10019
                           Attn: Richard A. Stenberg, Esq.
                           Telecopier No.: (212) 259-6333
                           Telephone No.: (212) 259-8000

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                           With copies to:

                           Chief Executive Officer
                           The Grand Union Company
                           201 Willowbrook Boulevard
                           Wayne, NJ 07470-0966
                           Telecopier No.:
                           Telephone No.:  (201) 890-6000

                           and

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110
                           Attn:  Winthrop G. Minot, Esq.
                           Telecopier No.: (617) 951-7050
                           Telephone No.: (617) 951-7364

                           (b)      If to the Shareholder:

                            ______________________________
                            ______________________________
                            ______________________________
                            ______________________________
                           Telecopier No.:
                           Telephone No.:

                           With copies to:

                           Chief Executive Officer
                           The Grand Union Company
                           201 Willowbrook Boulevard
                           Wayne, NJ 07470-0966
                           Telecopier No.:
                           Telephone No.:  (201) 890-6000

                           and

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110
                           Attn:  Winthrop G. Minot, Esq.
                           Telecopier No.: (617) 951-7050
                           Telephone No.: (617) 951-7364

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or to such other address as the Purchasers may have furnished to the Shareholder or the Shareholder may have furnished to the Purchasers, in either case in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

          8.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

          8.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Purchasers and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                        TREFOIL CAPITAL INVESTORS II, L.P.

                                        By:    TREFOIL INVESTORS II, INC.,
                                               its managing general partner


                                        By:_________________________________
                                               Name:
                                               Title:

                                        GE INVESTMENT PRIVATE PLACEMENT
                                        PARTNERS II, A LIMITED PARTNERSHIP

                                        By:    GE INVESTMENT MANAGEMENT
                                               INCORPORATED, a general partner



                                        By:_________________________________
                                               Name:
                                               Title:

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                                        ____________________________________
                                                  Shareholder

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                           SHAREHOLDERS ENTERING INTO
                       RATIFICATION AND VOTING AGREEMENTS

                                                                       Number of
Name                                                                   Shares
- ----                                                                   ------

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